Exhibit 4.5

TRUST CERTIFICATE

SEE REVERSE FOR CERTAIN DEFINITIONS

Unless this Trust Certificate is presented by an authorized representative of The Depository Trust Company, a New York Corporation (“DTC”), to the Issuer (as defined below) or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

THIS TRUST CERTIFICATE MAY NOT BE ACQUIRED BY OR FOR THE ACCOUNT OF A BENEFIT PLAN (AS DEFINED BELOW). THIS CERTIFICATE IS NOT GUARANTEED OR INSURED BY ANY GOVERNMENTAL AGENCY.

NUMBER R-1	$[•] CUSIP NO. [•]

SLM STUDENT LOAN TRUST [•]

FLOATING RATE STUDENT LOAN-BACKED CERTIFICATE

evidencing a fractional undivided interest in the Trust, as defined below, the property of which includes a pool of student loans sold to the Trust by SLM Funding LLC.

(This Trust Certificate does not represent an interest in or obligation of SLM Funding LLC, the Servicer (as defined below), the Eligible Lender Trustee (as defined below) or any of their respective affiliates, except to the extent described below.)

THIS CERTIFIES THAT Cede & Co. is the registered owner of [•] dollars non-assessable, fully-paid, fractional undivided interest in the SLM Student Loan Trust [•] (the “Trust”), a trust formed under the laws of the State of Delaware by SLM Funding LLC, a Delaware limited liability company (the “Depositor”). The Trust was created pursuant to a Trust Agreement dated as of [•], as amended or supplemented (the “Trust Agreement”), between the Depositor and Chase Manhattan Bank USA, National Association, a Delaware state banking association, not in its individual capacity but solely as eligible lender trustee on behalf of the Trust (the “Eligible Lender Trustee”), a summary of certain of the pertinent provisions of which is set forth below. To the extent not otherwise defined herein, the capitalized terms used herein have the meanings assigned to them in Appendix A to the Trust Agreement.

This Certificate is one of the duly authorized Certificates designated as “Floating Rate Student Loan-Backed Certificates” (herein called the “Trust Certificates”). This Trust Certificate is issued under and is subject to the terms, provisions and conditions of the Trust Agreement, to which Trust Agreement the holder of this Trust Certificate by virtue of the acceptance hereof assents and by which such holder is bound. The property of the Trust includes a pool of student loans (the “Trust Student Loans”), all moneys paid thereunder on or after

            , 20    , certain bank accounts and the proceeds thereof and certain other rights under the Trust Agreement, the Sale Agreement, the Purchase Agreement, the Administration Agreement and the Servicing Agreement and all proceeds of the foregoing. The rights of the holders of the Trust Certificates to the assets of the Trust are subordinated to the rights of the holders of the Notes issued under the Indenture dated as of             , 20             between the Trust, the Eligible Lender Trustee and Deutsche Bank Trust Company Americas, as Indenture Trustee, and designated as “Floating Rate Student Loan-Backed Notes” (the “Notes”), as set forth in the Trust Agreement, the Indenture and the Administration Agreement.

Under the Trust Agreement, to the extent of funds available therefor, return on the Certificate Balance of this Trust Certificate at the Certificate Rate (as defined below) will be distributed on the 25th day of each January, April, July and October (or, if such 25th day is not a Business Day, the next succeeding Business Day) (each a “Distribution Date”), commencing on             , 20    , to the person in whose name this Trust Certificate is registered as of the close of business on the day immediately preceding the Distribution Date (such day the “Record Date”), in each case to the extent of such Certificateholder’s pro rata interest in the amount or amounts to be distributed to Certificateholders on such Distribution Date pursuant to the Administration Agreement.

The Certificate Rate for each Accrual Period shall be equal to the lesser of (a) the weighted average of the T-Bill Rates within such Accrual Period plus [•]% per annum and (b) the Student Loan Rate for such Accrual Period. The “Student Loan Rate” for any Accrual Period shall equal the product of (a) the quotient obtained by dividing (i) 365 (or 366 in the case of a leap year) by (ii) the actual number of days elapsed in such Accrual Period and (b) the percentage equivalent of a fraction, (i) the numerator of which is equal to Expected Interest Collections for the related Collection Period less the Primary Servicing Fee and the Administration Fee with respect to such Collection Period and (ii) the denominator of which is the Pool Balance as of the first day of such Collection Period.

Each holder of this Trust Certificate acknowledges and agrees that its rights to receive distributions in respect of this Trust Certificate from Available Funds and amounts on deposit in the Reserve Account are subordinated to the rights of the Noteholders as described in the Trust Agreement, the Indenture and the Administration Agreement.

It is the intent of the Depositor, the Certificateholders and the Certificate Owners that, for purposes of Federal, state and local income and franchise and any other income taxes, the Trust will be treated as a partnership and the Certificateholders (including the Depositor in its capacity as Certificateholder and as recipient of distributions from the Reserve Account) will be treated as partners in that partnership. The Depositor and the other Certificateholders by acceptance of a Trust Certificate (and the Certificate Owners by acceptance of a beneficial interest in a Trust Certificate), agree to treat, and to take no action inconsistent with the treatment of, the Trust Certificates for such tax purposes as partnership interests in the Trust.

Each Certificateholder or Certificate Owner, by its acceptance of a Trust Certificate or, in the case of a Certificate Owner, a beneficial interest in a Trust Certificate, covenants and agrees that such Certificateholder or Certificate Owner, as the case may be, will not at any time institute against the Depositor or the Trust, or join in any institution against the

Depositor or the Trust of, any bankruptcy, reorganization, arrangement, insolvency, receivership or liquidation proceedings, or other proceedings under any United States Federal or state bankruptcy or similar law in connection with any obligations relating to the Trust Certificates, the Notes, the Trust Agreement or any of the other Basic Documents.

Distributions on this Trust Certificate will be made as provided in the Trust Agreement by the Eligible Lender Trustee by wire transfer or by check mailed to the Certificateholder of record in the Certificate Register without the presentation or surrender of this Trust Certificate or the making of any notation hereon, except that with respect to Trust Certificates registered on the Record Date in the name of the nominee of the Clearing Agency, unless Definitive Certificates have been issued (initially, such nominee to be Cede & Co.), payments will be made by wire transfer in immediately available funds to the account designated by such nominee. Except as otherwise provided in the Trust Agreement and notwithstanding the above, the final distribution on this Trust Certificate will be made after due notice by the Eligible Lender Trustee of the pendency of such distribution and only upon presentation and surrender of this Trust Certificate at the office or agency maintained for the purpose by the Eligible Lender Trustee in the Borough of Manhattan, The City of New York.

Reference is hereby made to the further provisions of this Trust Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon shall have been executed by an authorized officer of the Eligible Lender Trustee or its authenticating agent, by manual signature, this Trust Certificate shall not entitle the holder hereof to any benefit under the Trust Agreement or the Administration Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Eligible Lender Trustee on behalf of the Trust and not in its individual capacity has caused this Trust Certificate to be duly executed as of the date set forth below.

SLM STUDENT LOAN TRUST [•]

by CHASE MANHATTAN BANK USA, NATIONAL ASSOCIATION, not in its individual capacity but solely as Eligible Lender Trustee.

by
Authorized Signatory

Date:             , 20

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Trust Certificates referred to in the within-mentioned Trust Agreement.

CHASE MANHATTAN BANK USA, NATIONAL ASSOCIATION, not in its individual capacity but solely as Eligible Lender Trustee,

by
Authorized Signatory

OR

CHASE MANHATTAN BANK USA, NATIONAL ASSOCIATION, not in its individual capacity but solely as Eligible Lender Trustee,

by	________________________________________,
as Authenticating Agent

Date:             , 20

[Reverse of Trust Certificate]

The Trust Certificates do not represent an obligation of, or an interest in, the Depositor, Sallie Mae, Inc., as servicer (the “Servicer”), Sallie Mae, Inc., as administrator (the “Administrator”), the Eligible Lender Trustee or any affiliates of any of them, and no recourse may be had against such parties or their assets, except as may be expressly set forth or contemplated herein, in the Trust Agreement or in the other Basic Documents. In addition, this Trust Certificate is not guaranteed by any governmental agency or instrumentality and is limited in right of payment to certain collections with respect to the Trust Student Loans, all as more specifically set forth in the Trust Agreement. A copy of each of the Trust Agreement, the Sale Agreement, the Purchase Agreement, the Administration Agreement, Servicing Agreement and the Indenture may be examined during normal business hours at the principal office of the Administrator, and at such other places, if any, designated by the Administrator, by any Certificateholder upon request.

The Trust Agreement permits, with certain options therein provided, the amendment thereof and the certification of the rights and obligations of the Depositor and the rights of the Certificateholders under the Trust Agreement at any time by the Depositor and the Eligible Lender Trustee with the consent of the holders of the Notes and the Trust Certificates each voting as a class evidencing not less than a majority of the outstanding principal balance of the Notes and the Certificate Balance. Any such consent by the holder of this Trust Certificate shall be conclusive and binding on such holder and on all future holders of this Certificate and of any Trust Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Trust Certificate. The Trust Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the holders of any of the Trust Certificates.

As provided in the Trust Agreement and subject to certain limitations therein set forth, the transfer of the Trust Certificates are registerable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by Chase Manhattan Bank USA, National Association in its capacity as Certificate Registrar, or by any successor Certificate Registrar, in the Borough of Manhattan, The City of New York, accompanied by a written instrument of transfer in form satisfactory to the Eligible Lender Trustee and the Certificate Registrar duly executed by the holder hereof or such holder’s attorney duly authorized in writing, and thereupon one or more new Trust Certificates of authorized denominations evidencing the same aggregate interest in the Trust will be issued to the designated transferee.

The Trust Certificates are issuable only as registered Trust Certificates without coupons in denominations of $100,000 or in integral multiples of $500 in excess thereof. As provided in the Trust Agreement and subject to certain limitations therein set forth, Trust Certificates are exchangeable for new Trust Certificates of authorized denominations evidencing the same aggregate denomination, as requested by the holder surrendering the same. No service charge will be made for any such registration of transfer or exchange, but the Eligible Lender Trustee or the Certificate Registrar require payment of a sum sufficient to cover any tax or governmental charge payable in connection therewith.

The Eligible Lender Trustee, the Certificate Registrar and any agent of the Eligible Lender Trustee or the Certificate Registrar may treat the person in whose name this Trust Certificate is registered as the owner hereof for all purposes, and none of the Eligible Lender Trustee or the Certificate Registrar or any such agent shall be affected by any notice to the contrary.

Upon acquisition or transfer a Trust Certificate or a beneficial interest in a Trust Certificate, as the case may be, by, for or with the assets of, an employee benefit plan or other retirement arrangement (“Plan”), such owner shall be deemed to have represented that such acquisition or purchase will not constitute or otherwise result in: (i) in the case of a Plan subject to Section 406 of Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Internal Revenue Code of 1986, as amended (“Code”), a non-exempt prohibited transaction in violation of Section 406 of ERISA or Section 4975 of the Code which is not covered by a class or other applicable exemption and (ii) in the case of a Plan subject to a substantially similar federal, state, local or foreign law (“Similar Law”), a non-exempt violation of such substantially Similar Law. Any transfer found to have been made in violation of such deemed representation shall be null and void and of no effect.

The obligations and responsibilities created by the Trust Agreement and the Trust created thereby shall terminate upon the payment to Certificateholders of all amounts required to be paid to them pursuant to the Trust Agreement, the Administration Agreement and the Indenture and the disposition of all property held as part of the Trust. The Depositor may at its option purchase the corpus of the Trust at a price specified in the Administration Agreement, and such purchase of the Trust Student Loans and other property of the Trust will effect early retirement of the Trust Certificates; however, such right of purchase is exercisable only on any Distribution Date on or after the date on which the Pool Balance is less than or equal to 10% of the Initial Pool Balance. Any Trust Student Loans remaining in the Trust as of the end of the Collection Period immediately preceding the Trust Auction Date will be offered for sale by the Indenture Trustee by auction in accordance with the procedure described in the Indenture.

This Trust Certificate shall be construed in accordance with the laws of the State of Delaware, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.